Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MaxCyte, Inc. of our report dated April 20, 2021, on our audits of the consolidated financial statements of MaxCyte, Inc. as of December 31, 2020 and 2019 and for the years then ended which appears in MaxCyte, Inc.’s Registration on Form S-1, as amended (File No. 333-257810).

/s/CohnReznick LLP

Tysons, Virginia
July 30, 2021